Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY ANNOUNCES HIRING OF

EMILIA FABRICANT AS PRESIDENT

Philadelphia, PA, May 24, 2010 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced the hiring of Emilia Fabricant as its new President, effective today. Ms. Fabricant will report directly to Ed Krell, the Company’s Chief Executive Officer, and will have direct responsibility for all merchandising, marketing, visual, sourcing and branding functions of the Company.

Ms. Fabricant has over 20 years of women’s apparel merchandising experience, including significant experience leading retail brands and significant experience focused on the mom-to-be customer. She most recently served as the President and Chief Merchandising Officer of Charlotte Russe®, a specialty retailer of fashionable, value-priced apparel and accessories for young women in their teens and twenties, from November 2008 to October 2009. Before joining Charlotte Russe, Ms. Fabricant served as President of babystyle®, a retailer of baby and maternity products, from March 2007 to November 2008. In 2001, Ms. Fabricant founded and served as Chief Executive Officer of Cadeau Maternity®, a wholesaler and retailer of luxury-priced elegant, fashion-forward maternity clothes for the mom-to-be. babystyle acquired Cadeau Maternity in May 2007. Prior to launching Cadeau Maternity, Ms. Fabricant served in a variety of senior-level women’s apparel merchandising positions, including ten years of experience with Barneys New York® from 1990 to 2000, including, most recently, Senior Vice President, Divisional Merchandise Manager.

In connection with the hiring of Ms. Fabricant, Rebecca Matthias, the Company’s founder, who previously announced her upcoming retirement from the Company, and currently serves as the Company’s President and Chief Creative Officer, has agreed to relinquish the title of President. As previously announced, Ms. Matthias will transition to part-time service on June 15, 2010 and will retire from executive service with the Company on September 30, 2010. Until her retirement from the Company on September 30, 2010, Ms. Matthias continues to serve as the Company’s Chief Creative Officer. Ms. Matthias also continues to serve as a Director of the Company.

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Ed Krell, Chief Executive Officer and a Director of Destination Maternity, noted, “We are thrilled that Emilia is joining us as our President! Emilia not only has significant experience leading women’s fashion apparel brands, both in the moderate and luxury-priced markets, but she brings us the added bonus of having led a maternity apparel business and intimately knowing our mom-to-be customer. With Emilia’s talent, energy and drive, she will be a critical ingredient in our efforts to continue to grow our business in a profitable manner and to improve our sales performance.”

“I am incredibly excited to join the talented group at Destination Maternity and to continue the Company’s mission, started and nurtured by Rebecca Matthias, of showing women that they can feel and look beautiful during this special time in their lives,” said Emilia Fabricant. “Destination Maternity has made such great progress in the past year or so under Ed Krell’s leadership to dramatically improve the Company’s profitability, while also pursuing future sales growth initiatives. Ed and I share a vision of the tremendous potential of Destination Maternity, and I really look forward to working with Ed and the entire Destination Maternity team to enhance the current business and to continue to develop future growth initiatives that will ensure the Company’s continued success.”

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Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of April 30, 2010, Destination Maternity operates 1,686 retail locations, including 708 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding changes in management, results of operations, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and

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marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.